Exhibit 3.1.2
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

McKesson Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: Section 9 of Article VI of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

9. Liability of Directors and Officers. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. This Section 9 does not affect the availability of equitable remedies for breach of fiduciary duties. Solely for purposes of this Section 9, “officer” shall have the meaning determined in accordance with Section 102(b)(7) of Title 8 of the Delaware Code, as amended from time to time.

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 31st day of July, 2024.

By:	/s/ Saralisa C. Brau
Saralisa C. Brau
Corporate Secretary and Assistant General Counsel